UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2015

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On May 14, 2015, the Federal Home Loan Bank of New York ("FHLBNY") learned that, on May 13, 2015, Lehman Brothers Holdings Inc., on behalf of Lehman Brothers Special Financing Inc. ("LBSF"), filed a complaint against FHLBNY in the United States Bankruptcy Court in the Southern District of New York (the "Bankruptcy Court"), alleging, among other things, breach of contract related to an International Swap Dealers Association, Inc. master agreement, pursuant to which LBSF was a counterparty to FHLBNY on multiple derivative transactions. The derivatives transactions entered into by the FHLBNY with LBSF had a total notional amount of $16.5 billion at the time of termination on September 18, 2008. Among other things, the complaint seeks damages in excess of $150 million, plus unspecified pre-judgment contractual interest.

We disagree with LBSF, and believe that a net amount of approximately $45 million was due to the FHLBNY by LBSF, after giving effect to collateral that the FHLBNY posted with LBSF.

As previously reported, at various times between late 2010 and early 2015, FHLBNY and LBSF engaged in mediation; these sessions concluded without settlement. As reported in our Form 10-Q filed on May 8, 2015, we anticipated that an adversary proceeding would be commenced to resolve the competing claims.

We believe that LBSF’s position is without merit and that our position is correct. We intend to aggressively defend against LBSF’s complaint and pursue our claim against LBSF. The amount the FHLBNY actually recovers or pays cannot be determined at this time and will ultimately be decided in the course of this litigation.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

May 15, 2015	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer